Exhibit 99.1

Potlatch Corporation 601 W. First Ave., Suite 1600 Spokane, WA 99201 509.835.1500 www.potlatchcorp.com
News Release
For immediate release:

Contact:	(Investors)	(Media)
	Eric Cremers	Mark Benson
	509.835.1521	509.835.1513

Potlatch Reports Second Quarter 2013 Results

SPOKANE, Wash - July 24, 2013 - Potlatch Corporation (Nasdaq:PCH) today reported financial results for the second quarter ended June 30, 2013.

“All of our business segments had very strong operating results in the second quarter despite the weakness in lumber prices and the typical impact of seasonality on our log harvesting activities,” said Michael Covey, chairman and chief executive officer of Potlatch Corporation. “Our Wood Products segment had its best quarter in almost a decade. Lumber prices increased significantly in the first quarter and peaked in April, which benefited us greatly as we had a large number of shipments during this period. These strong pricing gains were somewhat tempered as prices softened in May and June. However, our lumber shipments remained fairly steady during the period so we were able to achieve an excellent level of operating results. Normal seasonal factors, primarily in Idaho, impacted our Resource segment's second quarter results. However, sustained improved log prices in Idaho partially offset our lower harvest level. Our Real Estate segment completed 65 sales transactions during the second quarter, which is the highest number of quarterly transactions that we have ever experienced,” concluded Mr. Covey.

Q2 2013 Financial Summary

•	Total consolidated revenues for Q2 2013 were $133.2 million, compared to $139.3 million in Q1 2013 and $117.5 million in Q2 2012.

•	Net income for Q2 2013 was $19.2 million, or $0.47 per diluted share, compared to $15.5 million, or $0.38 per diluted share, in Q1 2013 and $5.1 million, or $0.13 per diluted share, in

Q2 2012. An additional $1.75 million was accrued for environmental remediation at the Company's Avery Landing site in Idaho in Q2 2013, which had a negative after-tax impact of $0.03 per diluted share.

•	EBITDDA was $34.7 million in Q2 2013 compared to $33.4 million in Q1 2013 and $22.6 million in Q2 2012.

Q2 2013 Business Performance
Resource
Resource revenues were $45.3 million in Q2 2013 compared to $55.0 million in Q1 2013 and $33.9 million in Q2 2012. Operating income for the Resource segment in Q2 2013 was $14.5 million, compared to $15.5 million in Q1 2013 and $6.7 million in Q2 2012. The second quarter is typically the seasonally weakest production quarter, particularly in Idaho, which accounted for the majority of the sequential variances. Slightly increased harvest volumes in both the Northern and Southern regions, combined with higher prices in Idaho, accounted for the majority of the year-over-year variances.
Northern Region

•
Total fee harvest volume for Q2 2013 decreased 40 percent from Q1 2013, primarily due to normal seasonality. Sawlog volume decreased 34 percent, but prices were 19 percent higher than in the previous quarter. Pulpwood volume decreased 70 percent as a result of the Company's effort to minimize pulpwood production in Idaho due to an oversupply of sawmill residuals in the market. Pulpwood prices increased 3 percent between quarters due to customer mix in Idaho, partially offset by a product mix in the Lake States that included a higher proportion of lower value pine pulpwood.

•
Total fee harvest volume for Q2 2013 increased 6 percent over Q2 2012, primarily as a result of drier weather that resulted in more logging days than normal in Q2 2013 and strong lumber markets that led to favorable pricing. Sawlog volume and prices increased 19 percent and 28 percent, respectively. Pulpwood volume and prices decreased 55 percent and 11 percent, respectively, due to the oversupply of residual chips in Idaho and weaker demand for pulpwood in the Lake States.

Southern Region

•
Total fee harvest volume in Q2 2013 increased 2 percent over Q1 2013. Sawlog volume and prices both increased 5 percent primarily due to the strength of the hardwood market. Pulpwood volume decreased slightly between the quarters while prices increased 1 percent.

•
Total fee harvest volume in Q2 2013 increased 13 percent over Q2 2012 as a result of the additional harvest volume provided by two land acquisitions made in late 2012, and included both sawlog and pulpwood production, which increased 17 percent and 10 percent, respectively. Year-over-year sawlog and pulpwood prices were up 4% and 6%, respectively, due to the impact of unfavorable weather on logging in Q2 2013, product mix and improved hardwood markets.

Wood Products
Wood Products revenues were $95.0 million in Q2 2013 compared to $91.5 million in Q1 2013 and $83.6 million in Q2 2012. Operating income for the segment totaled $19.7 million in Q2 2013 compared to $18.9 million in Q1 2013 and $11.7 million in Q2 2012. The quarterly increases in revenues and income resulted from improved product pricing, partially offset by slightly increased costs and modestly lower shipment volumes. The year-over-year increases in revenues and income were the result of significantly improved prices, partially offset by slightly decreased shipment volumes and slightly increased costs.

•	Lumber prices in Q2 2013 increased 3 percent and 21 percent over Q1 2013 and Q2 2012, respectively, due to strong demand for manufactured wood products.

•	Lumber shipments in Q2 2013 declined slightly from Q1 2013, and declined 7% from Q2 2012 due to planned downtime for a capital project installation at the Company's Gwinn, Michigan facility.

Real Estate
Real Estate revenues totaled $5.8 million in Q2 2013 compared to $4.6 million in Q1 2013 and $8.7 million in Q2 2012. Operating income for the segment was $4.1 million in Q2 2013 compared to $3.1 million in Q1 2013 and $6.7 million in Q2 2012. A total of 65 real estate transactions closed in Q2 2013, up significantly over prior quarters. The majority of these transactions were rural real estate sales in Minnesota.

Corporate
Corporate expenses, excluding net cash interest expense, totaled $7.7 million in Q2 2013 compared to $11.1 million in Q1 2013 and $9.2 million in Q2 2012. Both variances are primarily due to mark-to-market adjustments related to deferred compensation plans. In Q2 2013, an additional $1.75 million was accrued for environmental remediation at the Company's Avery Landing site in Idaho. We expect to complete the remediation during Q3 2013.

Balance Sheet
A debt issuance of $9.0 million was redeemed before its maturity date during Q2 2013. The bond had an interest rate of 7.00% and a small call premium, and was paid with cash on hand. There are now no debt maturities until the end of 2015. Potlatch finished the quarter with $50.5 million of cash and short-term investments on its balance sheet.

Dividend Distribution
During the second quarter, Potlatch paid a regular quarterly cash distribution on the company's stock of $0.31 per share.

Outlook
“We are very pleased with our year-to-date results and have a very favorable outlook for the remainder of the year. Despite the financial market's volatility and concern about the potential impact of rising mortgage rates on the housing recovery, we believe the strength of the housing market will continue. In our Resource business, we still expect our 2013 harvest to be approximately 3.8 million tons, with approximately 1.2 million tons planned for the third quarter. Southern region sawlog pricing is expected to remain relatively flat for the remainder of the year. And although northern region sawlog prices are expected to decline modestly in the third quarter, they remain at a relatively high level, which bodes well for our Resource business. The outlook for our Wood Products business is favorable as well. While lumber prices dropped during the second quarter, prices appear to have bottomed in late June and have steadily improved since then. We believe lumber prices will increase through the remainder of the year, driven by increased housing demand, inventory replenishment, Chinese demand, and a 10% export duty on Canadian lumber shipments to the US that is expected to resume in August. Our Real Estate business remains strong as interest in rural recreational real estate continues to be solid, as witnessed by our second quarter sales,” concluded Mr. Covey.

Conference Call Information
A live conference call and webcast will be held today, July 24, 2013, at 9 a.m. Pacific Time (noon Eastern Time). Investors may access the webcast at www.potlatchcorp.com by clicking on the Investor Resources link or by conference call at 1-866-393-8403 for U.S./Canada and 1-706-679-7929 for international callers. Participants will be asked to provide conference I.D. number 15190319. Supplemental materials that will be discussed during the call are available on the website.

A replay of the conference call will be available two hours following the call until July 31, 2013 by calling 1-800-585-8367 for U.S./Canada or 1-404-537-3406 for international callers. Callers must enter conference I.D. number 15190319 to access the replay.

About Potlatch
Potlatch is a Real Estate Investment Trust (REIT) with approximately 1.4 million acres of timberland in Arkansas, Idaho and Minnesota. Potlatch, a verified forest practices leader, is committed to providing superior returns to stockholders through long-term stewardship of its forest resources. The company also conducts a land sales and development business and operates wood products manufacturing facilities through its taxable REIT subsidiary.

Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended, including without limitation, statements about our expectations regarding future company performance, the direction of our business markets, the state of the domestic housing market, housing starts, business conditions in our Resource and Wood Products segments, our third quarter 2013 and total 2013 harvest levels, lumber and plywood pricing, sawlog and pulpwood pricing, performance of our Wood Products segment, Chinese demand, export duties on Canadian lumber shipments to the US, the demand and interest in rural recreational real estate, completion of the Avery Landing remediation in the third quarter, and similar matters. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in timberland values; changes in timber harvest levels on the company's lands; changes in timber prices; changes in policy regarding governmental timber sales; changes in the United States and international economies; changes in the level of construction activity; changes in Chinese demand; changes in tariffs, quotas and trade agreements involving wood products; changes in demand for our products; changes in production and production capacity in the forest products industry; competitive pricing pressures for our products; unanticipated manufacturing disruptions; changes in general and industry-specific environmental laws and regulations; unforeseen environmental liabilities or expenditures; weather conditions; changes in raw material, fuel and other costs; the ability to satisfy complex rules in order to remain qualified as a REIT; changes in tax laws that could reduce the benefits associated with REIT status; performance of agreements to purchase Idaho land; and other risks and uncertainties described from time to time in the company's public filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release and the company does not undertake to update any forward-looking statements.
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Potlatch Corporation
Consolidated Statements of Income
Unaudited (Dollars in thousands, except per-share amounts)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenues	$133,212	$117,540	$272,465	$229,924
Costs and expenses:
Cost of goods sold	91,904	88,688	190,203	177,663
Selling, general and administrative expenses	10,117	11,762	23,713	22,652
Environmental remediation charge	1,750	—	2,500	—
	103,771	100,450	216,416	200,315
Operating income	29,441	17,090	56,049	29,609
Interest expense, net	(5,667)	(6,277)	(12,003)	(12,763)
Income before income taxes	23,774	10,813	44,046	16,846
Income tax provision	(4,592)	(5,733)	(9,377)	(6,715)
Net income	$19,182	$5,080	$34,669	$10,131

Net income per share:
Basic	$0.47	$0.13	$0.86	$0.25
Diluted	0.47	0.13	0.85	0.25
Cash distributions per share	$0.31	$0.31	$0.62	$0.62
Weighted-average shares outstanding (in thousands):
Basic	40,509	40,332	40,474	40,290
Diluted	40,694	40,459	40,655	40,414

Potlatch Corporation
Consolidated Condensed Balance Sheets
Unaudited (Dollars in thousands, except per-share amounts)

	June 30, 2013	December 31, 2012
ASSETS
Current assets:
Cash	$6,406	$16,985
Short-term investments	44,045	63,077
Receivables, net	19,471	10,668
Inventories	31,707	28,928
Deferred tax assets	10,507	10,507
Other assets	8,121	7,932
Total current assets	120,257	138,097
Property, plant and equipment, net	59,803	58,050
Timber and timberlands, net	462,643	464,467
Deferred tax assets	40,860	43,292
Other assets	13,542	14,991
	$697,105	$718,897
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current installments on long-term debt	$—	$8,413
Accounts payable and accrued liabilities	58,572	55,174
Total current liabilities	58,572	63,587
Long-term debt	320,131	349,163
Liability for pensions and other postretirement employee benefits	141,739	145,047
Other long-term obligations	21,862	22,457
Stockholders’ equity	154,801	138,643
	$697,105	$718,897

Shares outstanding (in thousands)	40,528	40,389
Stockholders’ equity per common share	$3.82	$3.43
Working capital	$61,685	$74,510
Current ratio	2.1	2.2

Potlatch Corporation
Consolidated Condensed Statements of Cash Flows
Unaudited (Dollars in thousands)

	Six Months Ended
	June 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$34,669	$10,131
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	12,025	10,969
Basis of real estate sold	907	1,242
Change in deferred taxes	(338)	6,638
Employee benefit plans	3,484	339
Equity-based compensation expense	2,101	1,998
Other, net	(61)	29
Funding of qualified pension plans	—	(21,630)
Working capital changes	(11,272)	2,644
Net cash provided by operating activities	41,515	12,360
CASH FLOWS FROM INVESTING ACTIVITIES
Decrease in short-term investments	19,032	21,343
Proceeds from company owned life insurance (COLI) loan	—	21,751
Additions to property, plant and equipment	(5,792)	(2,412)
Additions to timber and timberlands	(4,683)	(4,308)
Other, net	(654)	(690)
Net cash provided by investing activities	7,903	35,684
CASH FLOWS FROM FINANCING ACTIVITIES
Distributions to common stockholders	(25,115)	(25,006)
Repayment of long-term debt	(36,663)	(21,662)
Issuance of common stock	1,798	63
Change in book overdrafts	1,723	1,048
Employee tax withholdings on equity-based compensation	(1,700)	(1,714)
Other, net	(40)	(44)
Net cash used for financing activities	(59,997)	(47,315)
Increase (decrease) in cash	(10,579)	729
Cash at beginning of period	16,985	7,819
Cash at end of period	$6,406	$8,548

Certain 2012 amounts have been reclassified to conform to the 2013 presentation.

Potlatch Corporation
Segment Information
Unaudited (Dollars in thousands)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenues:
Resource	$45,269	$33,888	$100,237	$74,342
Real Estate	5,809	8,664	10,444	16,828
Wood Products	94,982	83,623	186,526	157,547
	146,060	126,175	297,207	248,717
Elimination of intersegment revenues - Resource	(12,848)	(8,635)	(24,742)	(18,793)
Total consolidated revenues	$133,212	$117,540	$272,465	$229,924

Operating income:
Resource	$14,467	$6,711	$29,992	$15,380
Real Estate	4,116	6,689	7,199	13,001
Wood Products	19,725	11,672	38,635	16,716
Eliminations and adjustments	235	762	724	1,072
	38,543	25,834	76,550	46,169
Corporate	(14,769)	(15,021)	(32,504)	(29,323)
Income before income taxes	$23,774	$10,813	$44,046	$16,846

Depreciation, depletion and amortization:
Resource	$3,040	$2,792	$7,632	$6,010
Real Estate	14	9	27	18
Wood Products	1,520	1,646	3,029	3,506
	4,574	4,447	10,688	9,534
Corporate	584	734	1,337	1,435
Total depreciation, depletion and amortization	$5,158	$5,181	$12,025	$10,969

Basis of real estate sold:
Real Estate	$584	$914	$1,200	$1,409
Eliminations and adjustments	(134)	(116)	(293)	(167)
Total basis of real estate sold	$450	$798	$907	$1,242

Potlatch Corporation
EBITDDA*
Unaudited (Dollars in thousands)

	2nd Quarter	1st Quarter	2nd Quarter	YTD
	2013	2013	2012	2013	2012
GAAP net income	$19,182	$15,487	$5,080	$34,669	$10,131
Net cash interest expense	5,307	5,845	5,846	11,152	11,898
Income tax provision	4,592	4,785	5,733	9,377	6,715
Depreciation, depletion and amortization	5,158	6,867	5,181	12,025	10,969
Basis of real estate sold	584	616	914	1,200	1,409
Non-cash asset impairment and eliminations	(134)	(159)	(116)	(293)	(167)
EBITDDA	$34,689	$33,441	$22,638	$68,130	$40,955

*EBITDDA is a non-GAAP measure that management uses to evaluate the cash generating capacity of the company. EBITDDA, as we define it, is net income adjusted for net cash interest expense, provision for income taxes, depreciation, depletion and amortization, basis of real estate sold and non-cash asset impairment and eliminations.